Exhibit 99.1

Technical Communications Corporation Reports Results for the First Fiscal Quarter Ended December 29, 2007

CONCORD, Mass.--(BUSINESS WIRE)--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its first fiscal quarter ended December 29, 2007. For the first quarter of the Company’s 2008 fiscal year, the Company reported net income of $752,000 or $0.54 per share, on revenue of $2,289,000, as compared to a net loss of $(117,000), or $(0.09) per share, on revenue of $762,000 for the quarter ended December 30, 2006. Included in net income for the quarters ended December 29, 2007 and December 30, 2006 is $(14,000), or $0.01 per share and $(26,000), or $(0.02) per share, respectively, in stock-based compensation expense.

Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “I am very pleased with the continued, strong performance of TCC during the first fiscal quarter of 2008. Revenues were driven to an exceptionally high level by a robust demand for our DSP9000 radio encryption products and a requirement for an expedited deployment to Afghanistan. Our encryptors are used in conjunction with a wide variety of radios to provide broad-area interoperable secure communications. As we have reported before, the DSP9000 system is unique in that it creates an end-to-end secure voice network between vehicle, man-pack, aircraft, ship and commanders’ offices using a wide variety of radios. We believe the DSP9000 Radio Encryptor System is ideally suited for the military communication requirements in Southwest Asia, South America and Africa. During the first quarter, additional orders were received for DSP9000 products for both Asia and Africa, contributing to the total backlog at the end of the quarter of more than $3,200,000. The current DSP9000 orders are expected to be delivered during the next nine months at quarterly levels lower than those delivered in the first fiscal quarter.”

Mr. Guild continued, “Our Network Systems product line shipped thirty eight IP (internet protocol), Frame Relay and Link encryption systems to a middle-eastern customer for deployment in their naval and ground communications systems. This equipment is part of an ongoing expansion of existing satellite-routed systems secured by TCC encryption equipment. We continue to aggressively pursue both government and private network communications opportunities which require the high-grade encryption security that TCC provides.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company’s ability to achieve and sustain growth and profitability, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 29, 2007.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter ended
	(unaudited)

	12/29/07		12/30/06
Net sales	$2,289,000		$762,000
Gross profit	1,440,000		533,000
S, G & A expense	435,000		452,000
Product development costs	281,000		219,000
Operating income (loss)	723,000		(138,000)
Net income (loss)	$752,000		$(117,000)
Net income (loss) per share:
Basic	$0.54	$	(0.09)
Diluted	$0.48	$	(0.09)

Condensed consolidated balance sheets

	12/29/07		9/29/07
	(unaudited)

Cash	$2,349,000		$2,622,000
Accounts receivable, net	1,156,000		421,000
Inventory	1,704,000		1,908,000
Other current assets	84,000		96,000
Total current assets	5,293,000		5,047,000
Property and equipment, net	126,000		107,000
Total assets	$5,419,000		$5,154,000

Accounts payable	$129,000		$254,000
Accrued expenses and other current liabilities	336,000		712,000
Total current liabilities	465,000		966,000
Total stockholders' equity	4,954,000		4,188,000
Total liabilities and stockholders' equity	$5,419,000		$5,154,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com